UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                   Under The Securities Exchange Act of 1934
                                (Amendment No.1)*


                         York International Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   986670107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [x]  Rule 13d-1(b)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 986670107                   13G                      Page 2 of 8


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          KR Capital Advisors, Inc.
          13-3187794
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,438,350
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          None
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,626,975
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            None
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          1,626,975
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


          4.3
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


          IA
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 986670107                   13G                      Page 3 of 8


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Edward D. Klein
          ###-##-####
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           None
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,438,350##
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         None
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,626,975##
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          1,626,975##
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


          4.3
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


          IN
________________________________________________________________________________
          ## Edward D. Klein disclaims beneficial ownership of such securities.

CUSIP No. 986670107                   13G                      Page 4 of 8


________________________________________________________________________________
Item 1(a).  Name of Issuer:


            York International Corporation
________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

            631 S. Richland Avenue
            York, PA  17403
________________________________________________________________________________
Item 2(a).  Name of Person Filing:

            KR Capital Advisors, Inc.
            Edward D. Klein
________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if none, Residence:

            450 Park Avenue
            New York, NY  10022
________________________________________________________________________________
Item 2(c).  Citizenship:

            KR Capital Advisors, Inc. - Delaware
            Edward D. Klein - United States
________________________________________________________________________________
Item 2(d).  Title of Class of Securities:

            Common Stock

________________________________________________________________________________
Item 2(e).  CUSIP Number:


            986670107
________________________________________________________________________________
Item 3. If this statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (e) [X] KR Capital Advisors, Inc. is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

CUSIP No. 986670107                   13G                      Page 5 of 8


Item 4.  Ownership.

As of December 31, 2000:

     (a)  Amount beneficially owned:

          KR Capital Advisors, Inc. -- 1,626,975
          Edward D. Klein -- 1,626,975

     (b)  Percent of class:

          KR Capital Advisors, Inc. -- 4.3%
          Edward D. Klein -- 4.3%

          The above percentages are based upon 38,027,277 shares of outstanding Common Stock.

     (c)  Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote

          KR Capital Advisors, Inc. -- 1,438,350
          Edward D. Klein -- None

          (ii)  shared power to vote or to direct the vote

          KR Capital Advisors, Inc. -- None
          Edward D. Klein -- 1,438,350

          (iii) sole power to dispose or to direct the disposition of

          KR Capital Advisors, Inc. -- 1,626,975
          Edward D. Klein -- None

          (iv)  shared power to dispose or to direct the disposition of

          KR Capital Advisors, Inc. -- None
          Edward D. Klein -- 1,626,975

          The filing of this Schedule 13G shall not be construed as an admission that Edward D. Klein is the beneficial owner of shares beneficially owned by KR Capital Advisors, Inc.

CUSIP No. 986670107                   13G                      Page 6 of 8


________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

         [X] KR Capital Advisors, Inc. has ceased to be the deemed beneficial owner of more than five percent of the class of securities. Accordingly, Edward D. Klein no longer may be deemed to be the indirect beneficial owner of more than five percent of the class of securities.

________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


         Not Applicable.
________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.


         Not Applicable.
________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.


         Not Applicable.
________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.


         Not Applicable.

CUSIP No. 986670107                   13G                      Page 7 of 8

________________________________________________________________________________
Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of and with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


                                    SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 13, 2001

                                     KR Capital Advisors, Inc.



                                     By: /s/ Richard Kravitz
                                        ----------------------------------------
                                        Name:   Richard Kravitz
                                        Title:  Vice President


                                     /s/ Edward D.Klein
                                     -------------------------------------------
                                     Edward D. Klein

CUSIP No. 986670107                   13G                      Page 8 of 8


                             JOINT FILING AGREEMENT


         Pursuant to Rule 13d-1(f)(1)(iii) of Regulation 13D-G of the General Rules and Regulations of the Securities Exchange Act of 1934, as amended, the undersigned hereby agree and consent to the joint filing on behalf of each of them of this Amendment No. 1 to Schedule 13G.


Date:  February 13, 2001


                                     KR Capital Advisors, Inc.



                                     By: /s/ Richard Kravitz
                                        ----------------------------------------
                                        Name:   Richard Kravitz
                                        Title:  Vice President


                                     /s/ Edward D.Klein
                                     -------------------------------------------
                                     Edward D. Klein